Exhibit 10.1

February 21, 2013

Hand Delivery

Thomas G.S. Busher

Deputy Chairman, Chief Operating Officer

and Head of European Operations

Montpelier Re Holdings Ltd.

Dear Tom:

This letter (“Transition Letter”) dated as of February 21, 2013 (the “Effective Date”) records certain variations to your employment arrangements with Montpelier Re Holdings Ltd. (collectively with any subsidiaries and affiliates, the “Company”) that will apply from the Effective Date in light of your planned retirement from the Company at the end of the year.

Capitalized terms not otherwise defined herein shall have the meanings assigned to them under your Service Agreement dated April 3, 2008 as updated and modified by an Amendment to Service Agreement dated July 1, 2010 (collectively, your “Service Agreement”) and any agreements ancillary thereto, including but not limited to your Service Agreement with Montpelier Marketing Services (UK) Limited dated January 24, 2002 as updated and modified by deeds of amendment dated January 30, 2009 and August 4, 2011, the Montpelier Re Holdings, Ltd. 2012 Long-Term Incentive Plan and any applicable predecessor plans thereto (collectively, the “LTIP”), the Montpelier Re Holdings Ltd. LTIP Restricted Share Unit Award Agreements for the 2010-13 and 2012-15 award cycles and any subsequent award cycles addressed herein, the Company’s Employee Handbook (2013 edition) and the provisions of the Company’s Code of Conduct and Ethics, which you have acknowledged and accepted previously in writing (collectively, with your Service Agreement, the “Terms of Employment”).

In consideration of the promises and covenants contained herein it is agreed as follows:

1.              Transition of Duties:  In anticipation of your forthcoming retirement you have indicated that, notwithstanding your continued willingness to serve, you do not intend to offer yourself for nomination by the Compensation and Nominating Committee for re-election as a Class B director of the Company’s Board of Directors (the “Board”) at the forthcoming Annual General Meeting of the Company’s shareholders in May 2013, and accordingly your duties as a director and as Deputy Chairman of the Board will cease with effect from the conclusion of that meeting.

Thereafter, you will focus your efforts (i) on transitioning your current duties and responsibilities as Chief Operating Officer (“COO”) and Executive Vice President of the Company and (ii) on your role as Chairman of the Board of Directors of Montpelier Underwriting Agencies Limited (the “MUAL Board”), in each case in the manner directed from time to time by the Company’s Chief Executive Officer (“CEO”).

Except as otherwise provided herein and under your Terms of Employment, your full time employment with the Company shall continue until it terminates pursuant to Paragraph 2 of your Service Agreement at the expiry of the “Term” on December 31, 2013 (your “Retirement Date”).  Upon your Retirement Date, you shall resign as COO and Executive Vice President of the Company and shall resign all other directorships and offices held within the Company’s various subsidiaries (collectively with the Company, the “Montpelier Group”) except for your role as a director and the Chairman of the MUAL Board as provided herein.

2.              MUAL Board Service:  You shall continue to serve as Chairman of the MUAL Board in a non-executive capacity beyond your Retirement Date pursuant to a letter of appointment substantially in the form of Exhibit A attached hereto.

In the event that your employment terminates for any reason prior to the Retirement Date, then this Transition Letter shall be deemed null and void ab initio and of no further force and effect and, except as provided in the immediately following sentence, your Service Agreement will remain in effect without regard to this Transition Letter.  Notwithstanding the foregoing, you acknowledge and agree that in no event will you be entitled to resign for “Good Reason” pursuant to your Service Agreement as a result of (i) any change to your authority, duties or responsibilities in connection with the transition contemplated by Paragraph 1 of this Transition Letter or (ii) your relocation, as contemplated by Paragraph 4(b) of this Transition Letter.  For the avoidance of doubt, in the event that you resign for Good Reason (as defined in your Service Agreement, subject to the modifications set forth in the immediately preceding sentence) or your employment is terminated without Cause (as defined in your Service Agreement) prior to the Retirement Date then you will be entitled to the benefits as contemplated by Paragraph 13(b) of your Service Agreement to the extent provided in your Service Agreement.  Likewise, in the event of a Change of Control of the Company (within the meaning of your Service Agreement) prior to your Retirement Date, you will be entitled to the benefits as contemplated by Paragraph 13(c) of your Service Agreement to the extent provided in your Service Agreement.  Furthermore, you and the Company agree that, as of the Effective Date, Section 14(b) of your Service Agreement (which relates to nonrenewal of your Service Agreement) will no longer apply.

3.              Salary:  You will continue to receive your monthly base salary according to the Company’s regular payroll practices through your Retirement Date.

4.              Benefits:  You will continue to receive all Company benefits due to you under your Terms of Employment through your Retirement Date, subject to Paragraph 5(d) of your Service Agreement and your Terms of Employment, unless and to the extent varied as follows:

a.              Vacation and Reimbursable Expenses:  You shall be required to exhaust all accrued vacation by your Retirement Date.  All reimbursable expenses incurred prior to your Retirement Date will be paid to you upon presentation of proper documentation.

b.              Repatriation Expenses: You will receive reimbursement for reasonable expenses incurred for your repatriation from Bermuda at a future date to be agreed, including but not limited to moving, storage and travel expenses.

c.               Tax Advisory Service:  The Company will continue to provide the benefit of payment of the professional fees of a tax advisory service for you as contemplated by Paragraph 9 of your Service Agreement in respect of tax years 2012/2013 and 2013/2014.

d.              Group Insurance Plans:  Subject to your continued service on the MUAL Board, the Company agrees to continue to provide you with the medical benefit under the Company’s medical plan that the Company generally makes available to its executives (as the same may be revised from time to time) for the initial 2 year term of your re-appointment as Non-Executive Chairman of the MUAL Board at the same benefit level as the Company generally provides to its executives, as in effect from time to time.

5.              2013 Annual Bonus Plan:  You will remain eligible to receive a cash payment (if any) based on the Company’s 2013 results and payable in the first quarter of 2014. The 2013 bonus payout (if any) will occur on the regularly scheduled payment date according to the terms of the plan.

6.              LTIP:  Subject to the terms and conditions of the LTIP and your applicable LTIP award agreements not otherwise modified by this paragraph and notwithstanding your retirement:

a.              The LTIP Restricted Share Units (“RSUs”) previously awarded to you for the 2010-13 and 2012-15 LTIP award cycles and related payouts, including dividend equivalents, will vest and be paid out to you on the following dates (subject to your continued employment until the relevant date):  (i) on March 15, 2013, with respect to the fourth tranche of the 2010-13 LTIP award cycle and the first and second tranches of the 2012-15 LTIP award cycle, and (ii) on December 15, 2013 with respect to the third and fourth tranches of the 2012-15 LTIP award cycle.

b.              You will remain eligible for participation in the 2013-16 LTIP award cycle (total RSU target to be determined by the Compensation and Nominating Committee of the Board in its sole discretion in accordance with its regular practices) and any related payouts, if any, including dividend equivalents, will continue to vest after your Retirement Date and, subject to your willingness to serve on the MUAL Board following your Retirement Date, will vest and be paid to you on March 15, 2014.

Any common shares of the Company underlying your RSUs paid out to you as outlined in this paragraph may be liquidated subject to the Company’s Insider Trading Policy and all applicable Securities and Exchange Commission regulations.

7.              Miscellaneous:   The parties hereby confirm that:

a.              Except as set out in this Transition Letter and Exhibit A hereto, no other amounts are due to you from the Company or due to the Company from you.

b.              Each party hereby releases the other from any claim or action each has or may have against the other in connection with the variations to the employment arrangements contained in this Transition Letter and such release shall apply irrespective of whether or not the party is or could be aware of any claim waived pursuant to such release and irrespective of whether or not the claim is in the express contemplation of you and the Company at the Effective Date of this Transition Letter.

c.               Except as expressly varied by this Transition Letter, your duties and obligations under your Terms of Employment, including any applicable restrictive covenants and all obligations with respect to privileged, proprietary or sensitive information, intellectual property, trade secrets, and other confidential information in regard to the business of the Company (collectively “Confidential Information”), shall remain in full force and effect (both before and after the Effective Date hereof), and you hereby agree to comply with the same.

d.              Except as expressly varied by this Transition Letter, the Company’s duties and obligations under your Terms of Employment shall remain in full force and effect (both before and after the Effective Date hereof), and the Company hereby agrees to comply with the same.

You acknowledge that the Company may generally take whatever steps are necessary under the law to protect its rights to Confidential Information and to recover from you any property of the Company.  This includes the right of the Company to suspend any final payment(s) due to you pursuant to this Transition Letter or otherwise in the event of a material breach of any of your continuing obligations to the Company with respect to the return of Company property and the preservation and non-disclosure of Confidential Information provided that before any decision to suspend any final payment(s) is taken the Company shall have provided written notice to you setting forth the alleged material breach and the breach shall not have been cured by you to the Company’s reasonable satisfaction within seven (7) days of receipt of the notice.

Damages would not normally be an adequate remedy for a breach of the terms of this Transition Letter or the continuing provisions of your Terms of Employment, all of which are governed by Bermuda law, and both parties hereby reserve the right to seek the grant of equitable or injunctive relief in relation to any breach or suspected breach of the terms hereof and of your Terms of Employment. Both parties hereby agree to submit to the exclusive jurisdiction of the Bermuda courts in any dispute regarding this Transition Letter or your Terms of Employment.

This Transition Letter constitutes the entire agreement between the parties with regard to its subject matter and supersedes any previous agreements in connection with the variations to the employment arrangements, whether oral or in writing.

I would also like to personally thank you for your excellent and dedicated service to the Montpelier Group and look forward to working with you on the transition of your duties.

Please sign to acknowledge your agreement to these terms.

Signed on behalf of the Company		Signed and agreed

By:	/s/ CHRISTOPHER L. HARRIS	By:	/s/ THOMAS G.S. BUSHER
	Name: Christopher L. Harris		Thomas G. S. Busher
Title: President and CEO

Exhibit A

Thomas G.S. Busher

January 1, 2014

Dear Tom,

I am pleased to confirm the decision of the board of directors (the Board) of Montpelier Underwriting Agencies Limited (the Company) to re-appoint you as a Non-Executive Director and Non-Executive Chairman of the Board of Directors of the Company (Chairman of the Board) with effect from the date of this letter following your retirement from full time employment with Montpelier Re Holdings Ltd. (MRH)

1                                         Appointment & Term

1.1                               Your appointment will be for an initial term of two (2) years.

1.2                               At the end of the initial term, your directorship may be renewed for a further two (2) year term if you and the Board so agree.

1.3                               Any continuation of your appointment will be contingent upon the satisfactory performance of your duties, your continuing to be a person approved by the Prudential Regulation Authority (PRA) to carry out the Controlled Function of non-executive director of the Company and Chairman of the Board, and subject to there being no intervening decision by Lloyd’s that you are not suitable to perform that role.

1.4                               The office of Chairman of the Board will be held in accordance with the Company’s Articles of Association as the same may be varied from time to time.

2                                         Role Profile

2.1                               Non-executive directors have the same general legal responsibilities to the Company as all other directors.

2.2                               The Board as a whole is collectively responsible for the success of the Company. In general terms the Board:

2.2.1                     provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

2.2.2                     sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance; and

2.2.3                     sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

2.3                               All directors must take decisions objectively in the interests of the Company.

2.4                               The Board has adopted Terms of Reference specific to the Company’s role as the Lloyd’s Managing Agent subsidiary of MRH and its subsidiaries (collectively, the Montpelier Group), which are as follows:

2.4.1                     To fulfill all the obligations of the Board set out in the Company’s Memorandum of Incorporation and Articles of Association and in the Companies Acts.

2.4.2                     To ensure the Company’s compliance with its statutory and other duties, and in particular the terms and any conditions of its Authorisation by the PRA and the Society of Lloyd’s as a Lloyd’s Managing Agent, and the provisions of the PRA Handbook and Lloyd’s Byelaws as amended from time to time and any other applicable rules or regulations.

2.4.3                     To establish a framework of governance and maintain a control environment which meets the requirements from time to time of the PRA and Lloyd’s, and which is consistent with the MRH Enterprise Risk Management framework.

2.4.4                     To approve the Business Plans, Business Forecasts, ICAs and Reinsurance Plans of each managed syndicate, and in so doing to make decisions and operate the business of the Company independently, but to take into account the provisions of MRH’s Corporate Risk Policy, and to act in a manner consistent with the overall strategic objectives of the Montpelier Group, as the same may be approved by the Board of Directors of MRH (the MRH Board) from time to time.

2.4.5                     To obtain assurance and to report to the MRH Board, the PRA, Lloyd’s and other stakeholders on the Company’s business activities and risk management.

2.5                               In addition to the requirements generally applicable to all directors, your role as a non-executive director has the following specific terms of reference:

2.5.1                     To challenge constructively, and contribute to the development of, the Company’s strategy, having regard to the scope of the overall Montpelier Group Strategy and Risk Policy set from time to time by the MRH Board.

2.5.2                     To scrutinise the performance of the Company’s management in implementing the business plan of each managed syndicate and in meeting the Company’s objectives and the operational standards of the PRA and Lloyd’s.

2.5.3                     To review the adequacy of resources allocated by the Montpelier Group and the Company’s management to the pursuit of the Company’s business activities.

2.5.4                     To review the standards of conduct of the Company’s management and staff in order to ensure that they are in compliance with the MRH Code of Conduct & Ethics and with applicable PRA and Lloyd’s requirements.

2.6                               In addition to the requirements set forth above applicable to directors generally and non-executive directors specifically, as Chairman of the Board you will have additional duties and responsibilities, as follows:

2.6.1                     chair the meetings and regulate the proceedings of the Board, and otherwise perform the duties of Chairman under the Company’s Articles of Association;

2.6.2                     lead the Board and ensure that all directors of the Board receive timely and accurate information and are able to communicate effectively with one another in order to assure that the non-executive directors of the Board are able to make an effective contribution to the management of the Company and to resolve conflicts between the Company and its stakeholders, or between the Board and the management team of the Company;

2.6.3                     challenge constructively, and contribute to Company strategy development with regard to the scope of the overall strategy of the Montpelier Group and the risk guidelines set forth from time to time by the Montpelier Group;

2.6.4                     scrutinise the performance of the Company’s management, review the adequacy of resources available to the Company’s management, and ensure that the Company’s management and staff comply with the codes of conduct and standards set forth by the Montpelier Group, PRA, and Lloyd’s; and

2.6.5                     assist and make recommendations concerning the organization of the Company, the selection of its officers and staff and the selection of candidates for appointment to the Board.

3                                         Compliance

At all times during your appointment you will comply with the Montpelier Group Code of Conduct and Ethics and Insider Trading policy as the same may be varied from time to time and all other legal or regulatory requirements in any relevant jurisdiction which apply to the Company and its affiliates.

4                                         Outside interests

4.1                               You confirm that you have declared any conflicts of interest arising from your outside interests or those of members of your immediate family that are apparent at the date of this letter. In the event that you become aware of any new or potential conflicts of interest, these should be notified to the Board as soon as they become apparent.

4.2                               The Board has determined that you are an independent non-executive director.

5                                         Time commitment

You will not normally be required to provide your services as a non-executive director for more than twenty (20) days per annum. This will include your attendance at annual and extraordinary general meetings of the Company, if any, scheduled Board and Committee meetings, any meetings of the non-executive directors and appropriate preparation time ahead of each meeting.

6                                         Performance

The performance of individual directors and the Board and its Committees is evaluated annually. If, in the interim, there are any matters which cause you concern in connection with the discharge of your duties you should discuss them with MRH’s Chief Executive Officer as soon as reasonably practicable.

7                                         Fees & Expenses

The Company will pay you a fee of £60,000 (gross) per annum consisting of a £50,000 retainer as a non-executive director, plus £10,000 in respect of your role as Chairman of the Board which fee shall include all meeting fees.  Payment will be made by equal monthly installments, in arrears. The level of the fee will be reviewed from time to time in accordance with the Montpelier Group’s regular practice.

7.1                               The fee will cease to accrue with effect from the date upon which your appointment terminates.

7.2                               The Company will reimburse you for all reasonable and properly documented expenses incurred in the performance of your duties. If you are in any doubt as to whether or not an expense is reasonable, you should discuss it with the Company Secretary prior to incurring it.

8                                         Confidential Information

8.1                               During your appointment you will have access to confidential information relating to the business and financial affairs of the Company and its subsidiaries and affiliates. You must not, either during your appointment or afterwards, disclose to any person or otherwise make use of this confidential information, except in the proper performance of your duties or as may be required by law or by any competent regulatory body. This does not apply, however, to any information already in the public domain.

8.2                               In particular your attention is drawn to the Company’s policy with regard to the disclosure of price sensitive information, which is also regulated by law.

9                                         Reimbursement of independent professional advice expenses

You will be entitled, after consultation with the Board and jointly with any other non-executive director(s) of the Company whose interests are the same as yours, to obtain at the Company’s expense, independent professional advice which is necessary to enable you to carry out the duties of your office as Chairman of the Board of the Company.

10                                  Liability Insurance

The Company will use its reasonable endeavours to maintain appropriate director’s and officer’s liability insurance for your benefit and to maintain the cover in force for so long as you are the Chairman of the Board of the Company.

11                                  Termination of Appointment

11.1                        Your appointment may be terminated by you or by the Company at any time upon one (1) month’s written notice.

11.2                        Your appointment will be terminated automatically if you cease to be a person approved by the PRA to carry out a Controlled Function or if Lloyd’s notifies the Company of its decision that you may not act as the Chairman of the Board of the Company.

11.3                        You will not be entitled to compensation for loss of office upon the termination of your appointment and you will no longer receive the Fee referred to in paragraph 7 with effect from the date of your ceasing to be a director.

In the event of a conflict between the terms of this letter of appointment and the terms of the Transition Letter by and between you and (MRH) dated as of February 21, 2013 (the Transition Letter), the terms of the Transition Letter shall govern.

Your signature on the enclosed copy of this letter constitutes your acceptance of the terms of this letter and your irrevocable resignation as a director of the Company with effect from the date of expiry of the term specified in paragraph 1.1.

Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your appointment.

Yours sincerely

[NAME]
[TITLE]
for and on behalf of
MONTPELIER UNDERWRITING AGENCIES LIMITED

I have read and agree to the terms of my appointment as a non-executive director of Montpelier Underwriting Agencies Limited upon the terms and subject to the conditions set out in this letter.

Signed:

Thomas G.S. Busher
Date